GAM FUNDS, INC.

                                                                  March 26, 2001


Global Asset Management (USA) Inc.
135 East 57th Street
New York, New York  10022


                          INVESTMENT ADVISORY AGREEMENT

Dear Sirs:

     The undersigned, GAM Funds, Inc., a Maryland corporation (the "Fund"), is an open-end diversified series investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"). This letter (the "Agreement") confirms your engagement as co-investment adviser to the GAM American Focus Fund series of the Fund's shares ("GAM American Focus Fund"), which is proposed to be renamed the on the terms and subject to the conditions set forth below:

SECTION 1. INVESTMENT MANAGEMENT SERVICES

         A.    GENERAL

         You shall, in cooperation with GAM International Management Limited (the "Co-Adviser"), (i) conduct and maintain a continuous review of GAM American Focus Fund's portfolio of securities and investments; and (ii) make all decisions regarding purchases and sales of securities and other investments on behalf of GAM American Focus Fund (the "Advisory Services").

         In performing the Advisory Services, you shall be guided by the investment objectives, policies and restrictions of GAM American Focus Fund as set forth in the Prospectus and the Statement of Additional Information filed by the Fund with the Securities and Exchange Commission, as amended from time to time (the "Disclosure Documents"), and in accordance with such other policies or limitations adopted by the Board of Directors of the Fund and the provisions of the 1940 Act and the rules promulgated thereunder. We agree to supply you with all such relevant documents and to notify you of any relevant changes in the investment objectives, policies and restrictions of GAM American Focus Fund.

         In acting under this Agreement, you shall be an independent contractor and shall not be an agent of the Fund.


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         B.    SELECTION AND RECOMMENDATIONS OF BROKERS

         You shall, in cooperation with the Co-Adviser, be responsible for the selection of members of securities exchanges, brokers and dealers for the execution of the portfolio transactions of GAM American Focus Fund, and, when applicable, negotiating commissions in connection therewith. All such selections shall be made in accordance with the Fund's policies and restrictions regarding brokerage allocation set forth in the Disclosure Documents.

         You may, in making such brokerage selections and in negotiating commissions, take into account any services or facilities provided by a broker. You are authorized to select or recommend a member of a securities exchange or any other securities broker or dealer which charges an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction if you determine in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) provided by such member, broker or dealer, viewed in terms of either that particular transaction or your overall responsibility with respect to the accounts as to which you exercise investment discretion (as that term is defined in Section 3(a)(35) of the 1934 Act).

         C.    REPORTS AND SUMMARIES

         You shall maintain a continuous record of all the investments and securities which comprise the portfolio of GAM American Focus Fund, and shall furnish to the Fund or its designee such summaries of GAM American Focus Fund's portfolio and such other reports, evaluations, analyses and opinions, including statistical reports, relating to your services as investment adviser hereunder as the Fund may reasonably request at any time or from time to time or as you may deem helpful to the Fund. All such records shall be the property of the Fund.

SECTION 2. EXPENSES

         You shall assume and pay all of your own costs and expenses, including those for furnishing such office space, office equipment, office personnel and office services as you may require in the performance of your duties under this Agreement.

         The Fund shall bear all expenses of the organization, operations and business of GAM American Focus Fund not expressly assumed or agreed to be paid by you under this Agreement. In particular, but without limiting the generality of the foregoing, the Fund shall pay all interest, taxes, governmental charges or duties, fees, brokerage and commissions of every kind arising hereunder or in connection herewith, expenses of issue, repurchase or redemption of GAM American Focus Fund shares, expenses of registering, qualifying and pricing the GAM American Focus Fund shares for sale, insurance, association membership dues, all charges of custodians (including fees as custodian and for keeping books, performing portfolio valuations and rendering other services to the Fund), transfer agents, registrars, dividend disbursing agents, independent auditors and legal counsel, expenses of preparing, printing and distributing all prospectuses, proxy material, reports and notices to shareholders, all distribution expenses under its Plan adopted in

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

accordance with Rule 12b-1 under the 1940 Act, fees and out-of-pocket expenses of directors, all overhead expenses of GAM American Focus Fund's operations, including office space, office equipment, office personnel and office services and all other costs incident to the corporate existence of GAM America Focus Fund.

SECTION 3. USE OF SERVICES OF OTHERS

         You may (at your expense except as set forth in Section 2 hereof) employ, retain or otherwise avail yourself of the services or facilities of other persons or organizations for the purpose of providing you or GAM American Focus Fund with such statistical or factual information, such advice regarding economic factors and trends or such other information, advice or assistance as you may deem necessary, appropriate or convenient for the discharge of your obligations hereunder or otherwise helpful to GAM American Focus Fund.

SECTION 4.  MANAGEMENT FEES

         In consideration of your services hereunder to GAM American Focus Fund, you shall be entitled to a management fee, payable quarterly, in an amount to be agreed from time to time between you and the Co-Advisor, provided that the aggregate quarterly fee payable to you and the Co-Advisor shall equal 0.25% of the average daily net assets of GAM American Focus Fund during the quarter preceding each payment (equivalent to an annual fee of 1.0% of the average daily net assets of GAM American Focus Fund during the year). The fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid quarterly to you on the first business day of the next succeeding quarter. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the quarter by 0.25% and multiplying this product by the net assets of GAM American Focus Fund as determined in accordance with the Fund's Prospectus as of the close of business on the previous business day on which the Fund was open for business.

SECTION 5. LIMITATION OF LIABILITY OF INVESTMENT ADVISER

         You shall be liable for losses resulting from your own acts or omissions caused by your willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder or your reckless disregard of your duties under this Agreement, and nothing herein shall protect you against any such liability to GAM American Focus Fund, the Fund or its shareholders. You shall not be liable to GAM American Focus Fund, the Fund or to any shareholder thereof for any claim or loss arising out of any investment or other act or omission, in the performance of your duties under this Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the assets of GAM American Focus Fund maintained with custodians or securities depositories in foreign countries or from any political acts of any foreign governments to which such assets might be exposed.

SECTION 6. SERVICES TO OTHER CLIENTS AND THE FUND

         Nothing contained in this Agreement shall be deemed to prohibit you or any of your affiliated persons from acting, and being separately compensated for acting, in one or more capacities on behalf of the Fund. We understand that you may act as investment manager or in

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

other capacities on behalf of other investment companies and clients. While information and recommendations you supply to GAM American Focus Fund and investments you make on behalf of GAM American Focus Fund shall in your judgment be appropriate under the circumstances in light of the investment objectives and policies of GAM American Focus Fund, it is understood and agreed that they may be different from the information and recommendations you or your affiliated persons supply to other clients. You and your affiliated persons shall supply information, recommendations and any other services, and shall allocate investment opportunities among GAM American Focus Fund and any other client in an impartial and fair manner in order to seek good results for all clients involved, but you shall not be required to give preferential treatment to any one client, including GAM American Focus Fund, as compared with the treatment given to any other client. Whenever you shall act in multiple capacities on behalf of the Fund, you shall maintain the appropriate separate accounts and records for each such capacity. As used herein, the term "affiliated person" shall have the meaning assigned to it in the 1940 Act.

         On occasions when you deem the purchase or sale of a security to be in the best interest of GAM American Focus Fund, one or more of the other series of the Fund and/or other clients, you may, to the extent permitted by applicable law, aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. You may also on occasion purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to GAM American Focus Fund and to such other clients.

SECTION 7. REPORTS AND INFORMATION

         The Fund shall furnish to you solely for your use such prospectuses, proxy statements, reports and other information relating to the business and affairs of the Fund as you may, at any time or from time to time, reasonably require in order to discharge your duties under this Agreement.

SECTION 8. TERM OF AGREEMENT

         A.    INTERIM AGREEMENT

         This Agreement shall be effective as an interim agreement as described in Rule 15a-4 under the 1940 Act commencing on the date hereof, and shall continue in effect until the earlier of (i) 150 days after the date hereof, (ii) termination of this Agreement for any reason by the Board of Directors of the Fund upon notice to you, or (iii) approval of this Agreement by (1) the Board of Directors of the Fund, including a majority of the directors of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such person, and (2) by vote of a majority of the outstanding shares of GAM American Focus Fund.

         B.    TERM

         Upon approval of this Agreement as provided in clause A(iii)(2) of this
Section 8,

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

this Agreement shall continue in effect for consecutive terms of one year each ending on each anniversary of the date of such approval, subject to approval annually by the Board of Directors of the Fund or by vote of a majority of the outstanding shares of GAM American Focus Fund and also, in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such person.

SECTION 9. TERMINATION OF AGREEMENT; ASSIGNMENT

         This Agreement may be terminated by either party hereto, without the payment of any penalty, upon 60 days' prior notice in writing to the other party; provided that, in the case of termination by the Fund, such action shall have been authorized by resolution of a majority of the directors of the Fund in office at the time or by vote of a majority of the outstanding shares of GAM American Focus Fund.

         This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

         Termination of this Agreement for any reason shall not affect rights of the parties that have accrued prior to such termination.

SECTION 10. APPLICABLE PROVISIONS OF LAW

         This Agreement shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the 1940 Act, and to the extent that any provisions herein contained conflict with any such applicable provisions of law, the latter shall control.

         If the above terms and conditions are acceptable to you, please so indicate by signing and returning to us the enclosed copy of this letter, whereupon this letter shall constitute a binding contract between us.


                                                     Very truly yours,

                                                     GAM FUNDS, INC.


                                                     By: /s/ JOSEPH J. ALLESSIE
                                                         ----------------------
                                                         Authorized Signature

Accepted and Agreed:

GLOBAL ASSET MANAGEMENT (USA) INC.


By: /s/ KEVIN J. BLANCHFIELD
    ------------------------
       Authorized Signature

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